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                                                                  EXHIBIT 11
                                                                  (Unaudited)

                   U.S. HOME CORPORATION AND SUBSIDIARIES
                   --------------------------------------
    INCOME PER COMMON SHARE FOR THE CONSOLIDATED CONDENSED STATEMENTS OF
    --------------------------------------------------------------------
                                 OPERATIONS
                                 ----------
 INCOME HAS BEEN COMPUTED ON THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 ------------------------------------------------------------------------
                  AND COMMON SHARE EQUIVALENTS OUTSTANDING
                  ----------------------------------------
                                AS FOLLOWS:
                                -----------
               (Dollars in Thousands, Except Per Share Data)

                                                         Three Months Ended
                                                              March 31,
                                                          1997          1996
     Income Per Common And Common
       Equivalent Share -

     Net income .............................        $   10,143    $    9,319
                                                     ==========    ==========

     Weighted average common shares
       outstanding ..........................        11,577,320    11,569,078

     Effect of assumed exercise of
       dilutive stock options and warrants ..           563,976       546,406
                                                     ----------    ----------

     Total common and common equivalent
       shares ...............................        12,141,296    12,115,484
                                                     ==========    ==========

     Income per common and common
       equivalent share .....................        $      .84    $      .77
                                                     ==========    ==========
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     Income Per Common Share, Assuming
       Full Dilution -

     Net income .............................        $   10,143    $    9,319

     Add interest applicable to 4.875%
       convertible subordinated
       debentures, net of income tax effect .               655           613
                                                     ----------    ----------

     Income per common share,
       assuming full dilution ...............        $   10,798    $    9,932
                                                     ==========    ==========

     Total common and common equivalent
      shares ................................        12,141,296    12,115,484

     Assumed conversion of 4.875%
       convertible subordinated debentures
       at $35.50 per share at date of
       issuance .............................         2,253,521     2,253,521
                                                     ----------    ----------

     Total common shares, assuming full
       dilution .............................        14,394,817    14,369,005
                                                     ==========    ==========

     Income per common share,
       assuming full dilution ...............        $      .75    $      .69
                                                     ==========    ==========

Note:  See Note 5 of Notes to Consolidated Condensed Financial Statements.